Exhibit 99

JOINT FILER INFORMATION

Name:  Anschutz Company

Address:  555 17th Street, Suite 2400, Denver, Colorado 80202

Designated Filer:  Philip F. Anschutz

Issuer and Trading Symbol:  Regal Entertainment Group (RGC)

Date of Event

     Requiring Statement:  12/23/03

Signature:

Anschutz Company

By:	Philip F. Anschutz
Name: Philip F. Anschutz
Title: Chairman

		By:	/s/ Robert M. Swysgood
Name: Robert M. Swysgood
Title: Attorney-in-fact

Date: December 29, 2003